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                                                                Exhibit 99(a)(7)


The following is the text of an email sent on July 9, 2002 by Robert F. Scumaci, Sepracor Inc.'s Executive Vice President, Finance and Administration and Treasurer, to all of the full-time and part-time employees of Sepracor Inc. and Sepracor Inc.'s wholly-owned subsidiaries.





                                                         Filed by: Sepracor Inc.
                                                            Pursuant to Rule 425
                                                        under the Securities Act
                                                        of 1933 and deemed filed
                                                       pursuant to Rule 13e-4(c)
                                                      of the Securities Exchange
                                                                     Act of 1934


                                                  Subject Company: Sepracor Inc.
                                                   Exchange Act File No. 0-19410


Dear Sepracor Employee:

This communication is a reminder to all full and part-time employees of Sepracor and of its wholly-owned subsidiaries eligible to participate in Sepracor's stock option exchange program. The stock option exchange program has been made under the terms and subject to the conditions set forth in the Offer to Exchange Outstanding Options, dated June 17, 2002, as amended on July 3, 2002, including Summary Term Sheet, which was originally delivered to you on June 17, 2002 (the "Offer to Exchange Document"). The Offer to Exchange Document and other documents in connection with the stock option exchange program, including the Election Form and the Withdrawal Form, are accessible on the Finance Portal of Sepracor's Intranet and are identified there as "Stock Option Repricing." Sepracor has also filed these materials with the Securities and Exchange Commission ("SEC") as part of a tender offer statement and you may obtain these materials and other documents filed by Sepracor with the SEC for free from the SEC's web site at www.sec.gov. Before you decide whether to exchange any of your options, please be sure to carefully read the entire Offer to Exchange Document and other filed documents as they contain important information about the stock option exchange program.

If you need a current stock option statement, you may request one from AST/Salomon Smith Barney in the following ways:

1. Internet Access at: www.aststockplan.com; or www.benefitaccess.com
2. Voice Response: 800-367-4777
3. Customer Service: 800-235-1205 ext. 9533 or 888-980-6456

In order to elect to exchange your eligible stock options, it is a requirement that you properly complete and deliver a signed copy of the Election Form to Melissa Klinkhamer in Human Resources, by fax at 508-357-7498, or hand delivery or regular overnight mail to 84 Waterford Drive, Marlborough, MA 01752.

For the Election Form, the number requested as the "Option Number" is the same as the "Grant Number" on your stock option statement. The information requested under the "Name of the Plan" will be the stock option plan under which your eligible options were originally granted and will be designated by the year of the plan as set forth on your stock option statement, for example: The 1991 or 2000 Plan.

The deadline for receipt of the Election Form is no later than 5:00 P.M., Eastern Daylight Time, on July 17, 2002. You will also have an opportunity to change or withdraw your election at any time before the offer expires. To change or withdraw your election, you must deliver a properly completed and signed copy of the Withdrawal Form to Melissa Klinkhamer by 5:00 P.M., Eastern Daylight Time, on July 17, 2002.

If Human Resources does not receive a signed Election Form from you by 5:00 P.M., Eastern Daylight Time, on July 17, 2002, you will not be able to participate in this stock option exchange program. Please make note of the deadline, as no exceptions may be made to it.

To submit administrative questions with regard to this offer, please send an email message to: exchangeprogram@sepracor.com. You should seek independent financial and legal advice if you have any questions regarding the stock option exchange program or whether you should participate.



Regards,



Bob Scumaci
Executive Vice President, Finance and Administration
And Treasurer